FOR IMMEDIATE RELEASE
For more information, contact:
Donna Lee
636-728-3189
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
Fourth-Quarter and Annual Results For Calendar Year 2006
ST. LOUIS, MO, April 2, 2007 — Thermadyne Holdings Corporation (OTCBB: THMD) today reported results for the three months and twelve months ended December 31, 2006. Financial results related to 2005 have been reclassified for consistency in presentation of the discontinued operations.
HIGHLIGHTS

	Periods Ended December 31, 2006
($ millions)	3 Months	12 Months
Net sales	+12.1%	+8.8%

Gross margin percent
- 2006	30.5%	29.2%
- 2005	27.9%	28.5%

Net income (loss) – continuing operations
- 2006	$15.3	$2.5
- 2005	$(8.2)	$(15.6)

Net (loss)
- 2006	$(10.6)	$(23.0)
- 2005	$(24.8)	$(31.4)
•	The 2006 fourth-quarter results include a curtailment gain and related expense reductions of $13.3 million from redesign of the retiree medical program.

•	Impairment charges related to discontinued operations are recorded in the fourth quarter of each year with $24.4 million and $15.0 million for the 2006- and 2005-periods, respectively.
Financial Review of Continuing Operations for Fourth Quarter 2006
Net sales from continuing operations in the seasonally weaker fourth quarter rose to $111.4 million in the 2006 period, an increase of 12.1% from the same quarter of 2005. Sales growth benefited from solid market demand albeit at reduced levels from earlier in the year, the impact of new product introductions, improved pricing and accelerated customer purchases in advance of modifications to the Company’s U.S. market rebate program effective January 1, 2007.

Gross profit in the fourth quarter of 2006 increased to $33.9 million, or 30.5% of net sales from continuing operations, as compared to $27.8 million, or 27.9% of net sales, in the prior year fourth-quarter period.
“We are encouraged by the improvement of our gross profit margin in the fourth quarter despite the continuing impact of material cost inflation. Fortunately, our continuous improvement program, ‘TCP,’ provided cost savings throughout our operations in 2006. Further, improved pricing management, including the August 1 price increase, has provided some relief against the higher copper, brass and other commodity costs that have negatively impacted us throughout the past two years. In the fourth quarter, the inflation impact for the commodities and components purchased by the Company in the period was an estimated $1 million, led by copper and brass costs. For the year, the estimated inflationary cost increases of material commodities were $17 million. We are hopeful the costs of copper and other commodities will continue to moderate from the 2006 levels. This impact should be reflected in our income statement late in the second quarter,” commented Paul D. Melnuk, the Company’s Chairman and CEO.
Mr. Melnuk stated, “We are also pleased with the sustained improvement in our delivery performance in the fourth quarter. This improvement, together with recent streamlining and enhancements to our customer order system, positions us well to fulfill the expectations of our customers.”
Selling, general and administrative costs of $28.1 million in the fourth quarter of 2006 approximate the $27.7 million in the same period of 2005. The 2006 amount includes $1.5 million of nonrecurring costs related to bondholder consent fees, ongoing incremental accounting and system related fees incurred to compensate for and correct weaknesses in the Company’s internal financial controls and international tax planning fees. The fourth-quarter 2006 results also include a $0.4 million charge for stock option expense recorded pursuant to the new accounting principle adopted in 2006 which did not apply to 2005.
Financial Review of Continuing Operations for 2006
Net sales for the year ended December 31, 2006 were $451.3 million, an increase of 8.8% from the net sales of $414.7 million in the 2005 year. Strong industrial welding markets, the contribution from new product introductions and improved pricing management all contributed to the growth. Net sales in 2006 were reduced by higher rebate costs associated with a three-year customer incentive program that ended December 2006.
For the year ended December 31, 2006, gross profit was $131.6 million, or 29.2% of net sales from continuing operations, compared to $118.4 million, or 28.5% of net sales, for the year 2005. As described previously, cost reduction initiatives and improved pricing management offset the adverse impact of higher inflation.
Selling, general and administrative expenses were $110.5 million, or 24.5% of net sales, and $100.7 million, or 24.3% of net sales, for 2006 and 2005, respectively. Excluding the nonrecurring bond consent and accounting related costs and stock option expenses of $8.6 million, selling, general and administrative expenses were 22.6% of net sales for the twelve months ended December 31, 2006.
Other Income and Expense Items in the Fourth Quarter and Year
In 2006, after consideration of the added pharmacy coverage provided by Medicare Part D and other factors, the Company modified its retiree medical, dental and life benefit plans to limit coverage to its existing retirees and certain future retirees who had attained age and service requirements at December 31, 2005. The resulting curtailment gain and related expense adjustments of $13.3 million were recognized in the fourth quarter of 2006.
Interest costs increased $1.0 million and $3.7 million for the three-month and 12-month periods, respectively, primarily related to higher interest rates.
The fourth quarter of 2006 reflects an income tax benefit of $4.2 million with an the income tax benefit of $0.4 million for the year. The fourth-quarter 2006 benefit includes reductions in foreign tax expenses and other tax contingency accruals as a result of tax planning initiatives commenced earlier in the year. This resulted in recoveries of previously recognized foreign income taxes related to 2006 and 2005 of $3.2 million and a favorable resolution of $1.0 million of previously accrued state income tax contingencies. In 2005, the income tax provision was $0.8 million in the fourth quarter and $3.3 million for the full year, consisting primarily of taxes payable in various foreign locations.
Net Income (Loss)
For the fourth quarter ended December 31, 2006, the Company reported net income from continuing operations of $15.3 million and a net loss of $10.6 million, after recognizing a net loss from discontinued operations of $25.9 million. In comparison, the fourth quarter of 2005 was a net loss from continuing operations of $8.2 million and a net loss of $24.8 million, after recognizing a net loss from discontinued operations of $16.6 million during that period.
For the year 2006, the Company reported a net loss of $23.0 million consisting of net income of $2.5 million from continuing operations and a net loss of $25.5 million from discontinued operations. This compares with the year ended December 31, 2005 net loss of $31.3 million consisting of a net loss of $15.6 million from continuing operations and a net loss of $15.7 million from discontinued operations.
Operating EBITDA, As Adjusted, From Continuing Operations
In the fourth quarter of 2006, Operating EBITDA, as adjusted, from continuing operations was $11.6 million compared to $4.2 million in the fourth quarter of 2005. For the year 2006, Operating EBITDA, as adjusted, from continuing operations was $46.7 million as compared to $35.9 million for the year 2005. Operating EBITDA, as adjusted, was $47.9 million including the discontinued operations for the year 2006.

Divestitures & Discontinued Operations
In December 2006, the Company announced the divestiture of two operations. The Company has classified the results of these operations as discontinued operations in the 2006 financial results and for prior periods.
•	The Company has agreed to sell its remaining South African operations, which consist of a wholesaler in Johannesburg, South Africa, and a network of retail stores throughout South Africa. The sales price is defined in South African Rand and is approximately $14.0 million, payable at closing in April 2007. Subject to satisfaction of certain indemnification obligations pursuant to the terms of the Agreement, an additional amount of $6.2 million including interest will be payable on or before March 2010, with payment defined in South African Rand.

At current conversion rates, the combined unaudited 2006 sales for the South African operations were approximately $34 million with combined unaudited net income from continuing operations before taxes of approximately $3.6 million, which includes a deduction for depreciation and amortization of $300,000.

As of December 31, 2006, the Company recorded an impairment charge, net of tax, of $9.2 million primarily related to the write off of goodwill as a result of this transaction.

•	The Company has committed to dispose its manufacturing operations in Brazil which were acquired approximately nine years ago in concert with the Company’s ten-year agreement to supply a customer from a Brazilian manufacturing operation. The Company expects to complete the disposition no later than September 2007. Operations results of the Brazilian entity will be shown as discontinued operations in the Company’s 2007 financial statements.

At current conversion rates, the unaudited 2006 sales for the Brazilian operations were approximately $14 million with an unaudited 2006 loss from operations before taxes of $4.0 million, which includes a deduction for depreciation and amortization of approximately $900,000.

As of December 31, 2006, the Company recorded an impairment charge, net of tax, of $15.2 million primarily related to writing off goodwill, property and equipment of the Brazilian operation. The Company estimates that approximately $2 million to $3 million of the impairment charge will result in future cash expenditures.
In April 2006, the Company sold its Italian manufacturing operation, TecMo, and in March 2006, it sold a South African-based equipment rental business, Plant Rental. The Company divested an Italian-based manufacturing operation, GenSet, in December 2005, and a Chilean-based distribution operation, Soltec, in January 2006. In total, this series of transactions generated $31 million of cash proceeds in 2006 of which $4 million was utilized to acquire the minority interest in its South African businesses that the Company is selling in early 2007. The remainder was used to repay debt. The 2005 consolidated financial results present these three divested operations (GenSet, Soltec and Plant Rental) as discontinued operations and reflect impairment charges of $15 million, net of deferred tax benefit.
Mr. Melnuk stated, “We have largely completed our program for the disposition of non-core businesses. However, management recognizes its ongoing responsibility to ensure that capital and talent are productively deployed in a dynamic marketplace and we will continue to evaluate our assets accordingly. The execution of the divestiture program has been a challenging process that has proven successful. We have converted these non-core businesses to cash to repay the Working Capital Revolver debt and we have freed our management resources to focus on enhancing the exciting potential of our core business.”
Progress in 2006/Outlook for 2007
“Thermadyne made significant progress in 2006. We achieved improved performance levels in production and delivery, and we continue to make further enhancements in these areas, increasing customer satisfaction. Building on our core brand and product strength, we successfully introduced our three-tier product and brand strategy. We will continue to foster these initiatives by standardizing and optimizing products – including the introduction of more new products - potentially resulting in fewer SKUs, lower inventory and reduced costs. We again made major strides in our continuous improvement program, ‘TCP,’ and anticipate cost-savings in 2007 similar to the amounts realized in each of the past two years. We made the required investments to correct our accounting deficiencies and now have a strong financial team and the necessary systems in place,” commented Mr. Melnuk.
Mr. Melnuk further stated, “Our fourth-quarter 2006 sales growth benefited from customers taking advantage of our rebate program that expired on December 31. This has, of course, moderated sales growth in the first quarter of 2007. Our customers are responding favorably to our improved delivery and service levels and the 2007 market potential appears solid. And, with the improved performance in our Denton manufacturing operations, the new rebate program, better pricing management implemented in 2006 and ongoing Company initiatives, we are optimistic that we will realize improved financial results in 2007.
Working Capital and Liquidity
As of December 31, 2006, the Company had combined cash and availability under its revolver of $35 million in comparison with $29 million at December 2005. The Company’s liquidity position benefited from the additional borrowings under the Second Lien Facility that were used to repay the Term Loan and the Revolver, increasing availability.
Mr. Melnuk commented, “We look for liquidity to improve noticeably in 2007 as our inventory and receivables management initiatives are starting to show an impact. We began to see some benefit in 2006 in the improved working capital efficiency, which is driven primarily by our improving inventory turnover.”

Improving Financial Controls and Financial Management
As of December 31, 2005 the Company reported a number of material weaknesses in its report on internal controls over financial reporting. As of December 31, 2006, these weaknesses have been remediated and accounting controls have been judged effective by management and its auditors.
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, the nonrecurring items of severance accruals, restructuring costs and post retirement benefit expense in excess of cash payments. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted, for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.
A schedule is attached which reconciles Net Loss from Continuing Operations as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader, of Operating EBITDA and Operating EBITDA, as adjusted, to Net Loss from Continuing Operations.
The financial statement information presented in accordance with generally accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on April 3, 2007 at 8:30 a.m. Eastern.
To participate via telephone, please dial:
•	U.S. and Canada: 888-459-5609 (Conference ID 8589482)

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from April 3, 2007 at 2:00 p.m. Eastern until April 10, 2007 at 11:30 p.m. Eastern by dialing (817) 519-4471. Enter conference ID 8589482 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the OTCBB under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands, except share data)
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2006	% of Sales	2005	% of Sales	2006	% of Sales	2005	% of Sales
Net sales	$111,394	100.0%	$99,394	100.0%	$451,294	100.0%	$414,717	100.0%
Cost of goods sold	77,469	69.5%	71,614	72.1%	319,647	70.8%	296,365	71.5%

Gross margin	33,925	30.5%	27,780	27.9%	131,647	29.2%	118,352	28.5%
Selling, general and administrative expenses	28,086	25.2%	27,708	27.9%	110,528	24.5%	100,713	24.3%
Amortization of intangibles	726	0.7%	788	0.8%	2,894	0.6%	3,146	0.8%
Net periodic postretirement benefits	(13,339)	(12.0)%	45	0.0%	(11,755)	(2.6)%	1,823	0.4%

Operating income	18,452	16.6%	(761)	(0.8)%	29,980	6.6%	12,670	3.1%
Other expenses:
Interest	(7,128)	(6.4)%	(6,133)	(6.2)%	(26,512)	(5.9)%	(22,861)	(5.5)%
Amortization of deferred financing costs	(351)	(0.3)%	(344)	(0.3)%	(1,344)	(0.3)%	(1,485)	(0.4)%
Minority interest	52	0.0%	(84)	(0.1)%	(44)	(0.0)%	(628)	(0.2)%

Income (loss) from continuing operations before income tax provision (benefit) and discontinued operations	11,025	9.9%	(7,322)	(7.4)%	2,080	0.5%	(12,304)	(3.0)%
Income tax provision (benefit)	(4,234)	(3.8)%	849	0.9%	(405)	(0.1)%	3,345	0.8%

Net income (loss) from continuing operations	15,259	13.7%	(8,171)	(8.2)%	2,485	0.6%	(15,649)	(3.8)%
Loss from discontinued operations, net of tax	(25,897)	—	(16,612)	(16.7)%	(25,532)	(5.7)%	(15,712)	(3.8)%

Net loss	$(10,638)	(9.5)%	$(24,783)	(24.9)%	$(23,047)	(5.1)%	$(31,361)	(7.6)%

Basic net income (loss) per share :
Continuing operations	$1.14		$(0.61)		$0.19		$(1.18)
Discontinued operations	(1.94)		(1.25)		(1.92)		(1.18)

Net loss	$(0.80)		$(1.86)		$(1.73)		$(2.36)

Diluted net income (loss) per share :
Continuing operations	$1.14		$(0.61)		$0.18		$(1.18)
Discontinued operations	(1.94)		(1.25)		(1.91)		(1.18)

Net loss	$(0.80)		$(1.86)		$(1.73)		$(2.36)

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 2
Condensed Consolidated Cash Flow Data

	Twelve Months Ended
	December 31, 2006	December 31, 2005
Cash flows from continuing operations
Cash flows from operating activities:
Net loss	$(23,047)	$(31,361)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	25,532	15,712
Depreciation and amortization	15,784	19,162
Deferred income taxes	(8,815)	(15,483)
Net periodic post-retirement benefits / curtailment gain	(11,755)	—
Changes in operating assets and liabilities	(12,717)	(694)

Net cash used in operating activities	(15,018)	(12,664)

Cash flows from investing activities:
Capital expenditures	(8,547)	(7,923)
Proceeds from sales of assets	18,412	5,651
Minority interests and joint venture investments	(3,954)	(850)

Net cash provided by (used in) investing activities	5,911	(3,122)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facility	(14,190)	20,972
Net borrowings under other credit facilities	12,210	6,534
Advances from (to) discontinued operations	8,845	(7,677)

Net cash provided by financing activities	6,865	19,829

Effect of exchange rate changes on cash and cash equivalents	365	2,435

Net cash provided by (used in) continuing operations	$(1,877)	$6,478

Cash flows from discontinued operations
Net cash provided by operating activities	$7,333	$3,799
Net cash provided by investing and financing activities	(9,748)	(1,557)
Effect of exchange rates on cash and cash equivalents	(187)	(219)

Net cash provided by (used in) discontinued operation	$(2,602)	$2,023

Total increase (decrease) in cash and cash equivalents	$(4,479)	$8,501
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	15,562	7,061

Total cash and cash equivalents end of period	$11,083	$15,562

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	December 31,	December 31,
	2006	2005
ASSETS

Cash and cash equivalents	$11,310	$13,187
Accounts receivable, net	79,249	68,802
Inventories	98,364	101,312
Prepaid expenses and other	6,425	6,807
Deferred tax assets	1,104	1,861
Assets held for sale	16,493	73,848

Total current assets	212,945	265,817
Property, plant and equipment, net	43,334	47,438
Goodwill	192,160	192,160
Intangibles, net	63,053	64,922
Other assets	6,633	6,879

Total assets	$518,125	$577,216

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$17,606	$31,796
Current maturities of long-term obligations	1,378	10,670
Accounts payable	32,298	36,147
Accrued and other liabilities	34,519	32,461
Accrued interest	8,252	7,317
Income taxes payable	1,248	1,806
Liabilities applicable to assets held for sale	11,279	17,473

Total current liabilities	106,580	137,670
Long-term obligations, less current maturities	238,012	216,253
Deferred tax liabilities	46,456	56,028
Other long-term liabilities	23,266	41,098
Minority interest	307	2,214
Total shareholders’ equity	103,504	123,953

Total liabilities and shareholders’ equity	$518,125	$577,216

Long-term Obligations	December 31,	December 31,
	2006	2005
Working Capital Facility	$17,606	$31,796
Second-Lien Facility	50,000	30,000
Term A Loan	—	7,598
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases and other	14,390	14,325

	256,996	258,719
Current maturities and working capital facility	(18,984)	(42,466)

	$238,012	$216,253

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 4

Working Capital Efficiency Information

	2006					2005
	December 31,	September 30,	June 30,	March 31,		December 31,	September 30,	June 30,	March 31,

Accounts receivable, net	$79,249	$84,264	$79,794	$76,593	Accounts receivable, net	$68,802	$72,696	$67,542	$67,201
Inventories	98,364	99,844	103,493	102,545	Inventories	101,312	95,244	91,766	91,596
Accounts payable	(32,298)	(31,888)	(33,279)	(33,761)	Accounts payable	(36,147)	(32,416)	(28,862)	(29,106)

	$145,315	$152,220	$150,008	$145,377		$133,967	$135,524	$130,446	$129,691

% Annualized Sales	32.6%	33.5%	32.8%	32.5%	% Annualized Sales	33.7%	31.9%	30.3%	32.0%

DSO	64.0	66.7	62.8	61.6	DSO	62.3	61.6	56.5	59.6
Inventory Turns	3.15	3.21	3.18	3.11	Inventory Turns	2.83	3.16	3.47	3.06
	37.5	35.8	36.4	38.1	DPO	45.4	38.8	32.6	37.4
The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In millions)
Schedule 5
Reconciliations of Net Loss from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted
(In millions)

	Three Months Ended December 31,
	2006	2005
Net income (loss) from continuing operations	$15.3	$(8.2)
Plus:
Depreciation and amortization including deferred financing fees	3.2	4.1
Interest expense	7.1	6.1
Net periodic postretirement benefits in excess of cash payments	(13.3)	—
Restructuring costs	—	0.7
LIFO	1.3	0.6
Minority interest	—	0.1
Severance accrual	0.3	—
Stock compensation expense	0.4	—
Provision for income taxes	(4.2)	0.8

Operating EBITDA (1)	$10.1	$4.2
Incremental audit and accounting expenses related to delayed and restated financial statements	0.8	—
Bond consent and related fees	0.7	—

Operating EBITDA, as adjusted, from continuing operations (1)	11.6	4.2
EBITDA from discontinued operations	(1.7)	(1.7)

Operating EBITDA, as adjusted (1)	$9.9	$2.5

Reconciliations of Net Loss from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted
(In millions)

	Twelve Months Ended December 31,
	2006	2005
Net income (loss) from continuing operations	$2.5	$(15.6)
Plus:
Depreciation and amortization including deferred financing fees	15.7	19.2
Interest expense	26.5	22.9
Net periodic postretirement benefits in excess of cash payments	(11.7)	1.8
Restructuring costs	—	1.8
LIFO	4.5	1.9
Minority interest	0.1	0.6
Severance accrual	0.9	—
Stock compensation expense	1.1	—
Provision for income taxes	(0.4)	3.3

Operating EBITDA (1)	$39.2	$35.9
Incremental audit and accounting expenses related to delayed and restated financial statements	3.8	—
Bond consent and related fees	3.7	—

Operating EBITDA, as adjusted, from continuing operations (1)	46.7	35.9
EBITDA from discontinued operations	1.2	(0.2)

Operating EBITDA, as adjusted (1)	$47.9	$35.7

(1)	A Non-GAAP measure
The financial statement presentations reflect the reclassification of the Company’s discontinued operations